UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2022

Codiak BioSciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39615	47-4926530
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

35 CambridgePark Drive, Suite 500 Cambridge, Massachusetts	02140
(Address of principal executive offices)	(Zip Code)

(617) 949-4100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	CDAK	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 12, 2022, Codiak BioSciences, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC (the “Underwriter”) relating to the issuance and sale (the “Offering”) of 13,333,333 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and accompanying warrants to purchase 13,333,333 shares of common stock (the “Warrants”). The combined price to the public in the Offering is $1.50 per share of Common Stock and accompanying Warrant, and the Underwriter has agreed to purchase the shares of Common Stock, together with the accompanying Warrants, from the Company pursuant to the Underwriting Agreement at a combined price of $1.41 per share of Common Stock and accompanying Warrant. The net proceeds to the Company from the Offering are expected to be approximately $18.6 million after deducting underwriting discounts and commissions and estimated offering expenses. Under the terms of the Underwriting Agreement, the Underwriter has an option, exercisable for 30 days, to purchase up to an additional 1,999,999 shares of Common Stock and Warrants to purchase 1,999,999 shares of Common Stock at the public offering price less the underwriting discounts and commissions. All of the securities in the Offering are being sold by the Company. The Offering is expected to close on or about September 15, 2022, subject to satisfaction of customary closing conditions.

Each Warrant represents the right to purchase one share of Common Stock at an exercise price equal to $1.875 per share, subject to adjustment as described below. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. The Warrants are exercisable beginning on the date of issuance and at any time up to the date five years from the date of issuance. The Warrants do not entitle the holders thereof to any voting rights or any of the other rights or privileges to which holders of Common Stock are entitled. The securities will be issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-260781) filed with the Securities and Exchange Commission (the “Commission”) on November 4, 2021 and declared effective by the Commission on November 15, 2021. A prospectus and preliminary prospectus supplement relating to the Offering have been filed with the Commission.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities arising under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for the purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The foregoing description of the terms of the Underwriting Agreement and Warrants are qualified in their entirety by reference to the Underwriting Agreement and the form of Warrant, which are attached as Exhibit 1.1 and Exhibit 4.1 hereto, respectively, and incorporated by reference herein. A copy of the legal opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the validity of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto.

Item 8.01	Other Events.

On September 12, 2022, the Company issued press releases announcing the launch and pricing of the Offering, copies of which are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated September 12, 2022, between the Company and Jefferies LLC.

4.1	Form of Warrant.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

99.1	Press Release of Codiak BioSciences, Inc., dated September 12, 2022, announcing the launch of the underwritten public offering.

99.2	Press Release of Codiak BioSciences, Inc., dated September 12, 2022, announcing the pricing of the underwritten public offering.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Codiak BioSciences, Inc.

Date: September 13, 2022	/s/ Douglas E. Williams
Douglas E. Williams, Ph.D.
Chief Executive Officer and President

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